Exhibit 99.1

FOR IMMEDIATE RELEASE:	Media Contact: Leigh Horner
717-412-8445
lhorner@hersheys.com

Hershey Announces Expansion of Snack Bar Portfolio

Enters agreement to acquire ONE Brands, extending better-for-you brand portfolio

HERSHEY, Pa., Boulder, Co. and Charlotte, N.C., August 27, 2019-- The Hershey Company (NYSE:HSY) strengthened its position as a snacking leader today, announcing that it has entered into a definitive agreement to acquire ONE Brands, LLC, the maker of a line of low sugar, high protein nutrition bars.

“ONE’s portfolio of great tasting nutrition bars, with indulgent flavors such as Birthday Cake, Maple Glazed Doughnut and Peanut Butter Pie, will be a strong strategic fit within our overall innovative snacking powerhouse vision,” said Mary Beth West, Hershey’s Chief Growth Officer. “Our beloved confection brands will continue to be the engine that drives our business while we broaden our better-for-you portfolio, offering more snacking choices for more consumers.”

“We’re proud of the brand we built and look forward to continuing to build on our momentum with the strength and capabilities that Hershey can provide,” said Ron McAfee, Founder, ONE Brands, LLC. “Our consumer proposition, brand equity and team provide us with confidence, especially when combined with an industry leader like Hershey,” said Peter Burns, CEO, ONE Brands, LLC.

The acquisition is expected to enable Hershey to provide a competitive offering of brands in the nutrition bar category. ONE Brands will complement the company’s existing Oatmega business, which was acquired as part of the 2018 acquisition of Amplify Snack Brands, Inc., and its recent investment in FULFIL Holdings limited, a European leader in great tasting, vitamin fortified, high protein bars. Hershey intends to expand the existing ONE Brands offerings by leveraging its core capabilities in sales and distribution, category management and digital commerce.

ONE Brands purchase price is $397 million, or approximately $325 million net of tax benefits. The transaction will be financed with cash on hand as well as short-term borrowings. The transaction is expected to close in the fourth quarter of 2019, subject to customary regulatory approvals and other closing conditions.  ONE Brands acquisition is expected to be slightly accretive to earnings in the first full year post closing.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as "intend," "believe," "expect," "anticipate," "should," "planned," "projected," "estimated," and "potential," among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2018. All information in this press release is as of August 27, 2019. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

About Hershey

The Hershey Company, celebrating its 125th anniversary in 2019, is headquartered in Hershey, Pa., and is an industry-leading snacks company known for making more moments of goodness through its iconic brands, remarkable people and community impact. Hershey has approximately 16,500 employees around the world who work every day to deliver delicious, quality products. The company has more than 80 brands around the world that drive more than $7.8 billion in annual revenues, including such iconic brand names as Hershey’s, Reese’s, Kit Kat, Jolly Rancher, Ice Breakers, SkinnyPop and Pirate’s Booty.

For 125 years, Hershey has been committed to operating fairly, ethically and sustainably. Hershey founder, Milton Hershey, created the Milton Hershey School in 1909 and since then the company has focused on helping children succeed.

About ONE Brands

ONE Brands, formerly known as Oh Yeah! Nutrition was founded in 1999 by Ron McAfee. The company, currently backed by Cavu Venture Partners, has roots in sports nutrition and has always been a high protein snack bar pioneer with a singular mission: exceptional taste, texture and ingredients with zero compromises and even fewer regrets.

To learn more visit www.thehersheycompany.com